Exhibit 14.2.

Rules of Procedure of Magyar Telekom Plc.’s Audit Committee

1. Status, Purpose and Role

1.1 The Audit Committee (the “Committee”) of Magyar Telekom Telecommunications Public Limited Company (the “Company”) is a permanent committee composed – by selection of the Company’s General Meeting – of independent members of the Company’s Supervisory Board pursuant to the authorization set out in Article 311 of Act IV of 2006 on Business Associations (hereinafter referred to as “Gt.”) and Article 62 of Act CXX of 2001 on the Capital Market (hereinafter referred to as “Tpt.”).

1.2 The purpose of the Committee is, inter alia, to oversee (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements falling within the scope of authorities and responsibilities of the Committee, as set forth in detail in Rule 4 hereto, (3) the qualifications and independence of the Company’s independent external auditor (the “Auditor”) and (4) the performance of the Company’s internal audit function and independent auditors.

1.3 The Committee shall act independently within its scope of authority provided in the Gt. and in the Articles of Association, and in compliance with the rules and regulations of the Budapest Stock Exchange, the New York Stock Exchange (the “NYSE”) and the US Securities and Exchange Commission (“SEC”), as well as the provisions and rules of the US Securities Exchange Act of 1934 (the “Exchange Act”).

1.4 Having regard to the fact that (i) it is the responsibility of the Company’s Board of Directors to ensure that the Company’s financial statements are prepared and the Company’s books are kept in accordance with applicable laws and regulations, and (ii) it is the responsibility of the Company’s independent external auditor to audit the Company’s financial statements, the Committee’s role is one of oversight in accordance with the provisions of the Gt., the Company’s Articles of Association and these Rules of Procedure, and in performing its tasks, the Committee relies on the integrity of the individuals and bodies within and outside the Company that provide information to it, as well as on the integrity and accuracy of the information provided by such individuals and bodies to the Committee.

2. Membership/organization

The Committee is composed of at least three (3) but not more than five (5) members who are elected directly by the General Meeting from the independent members of the Supervisory Board by a simple majority of the votes, for the same duration as the members of the Supervisory Board are elected.  Only those persons who comply with requirements for independence applicable to the Company pursuant to the Gt., the Tpt., the Exchange Act and the rules and regulations of the SEC and the NYSE can be elected as members of the Committee.  At least one Committee member must have a qualification in accountancy and/or be a qualified auditor. At least one Committee member must be a financial expert as defined in the SEC regulations. The Committee Chairman and Financial Expert shall be elected by the Committee members.

3. Operation

3.1. General principle

The Committee’s Rules of Procedure and Pre-Approval Policy shall be determined by the Committee itself and enter into force through the Committee’s approval Resolutions.

3.2. Meetings

The Committee shall meet as needed, but at least four (4) times a year. One meeting shall be held before the year-end audit (conducted according to Hungarian Auditing Standards (“HAS”), International Standards on Auditing (“ISA”) and Public Company Accounting Oversight Board (“PCAOB”) standards); the others shall be held as needed, or shortly after completion of the year-end audit.

The Committee shall also meet separately, periodically, with the Company’s management, with the Company’s internal auditors and with the Company’s independent auditors.

The Chairman shall convene and chair the Committee’s meetings. The Committee meeting shall be convened upon a request of any Committee member made with a detailed proposal for the agenda. In a justified case the Auditor may request the Chairman to convene the meeting.

3.3. Secretariat

The Committee’s secretarial tasks shall be performed by its own Secretariat (“Secretariat”).

3.4. Agenda

The Committee shall approve its meeting schedule for the next year after having reviewed its tasks at its last meeting in a year. The agenda of the Committee meeting shall be prepared by the Secretariat on the basis of the meeting schedule and the modifications necessary to be made during the year and shall be approved by the Chairman. After the opening of the meeting, the meeting agenda proposed by the Chairman shall also be approved by the Committee with a procedural resolution.

3.5. Notice on convening a meeting

The notice on convening a meeting shall be delivered to the Committee members five (5) working days before the date of the meeting, when possible. The notice shall show the meeting agenda, venue and time. The Committee meeting may also be held through conference call if communications equipment enables all attendees to hear each other simultaneously.  Discussion materials shall be attached to the notice.

3.6. Quorum and adoption of resolutions

The Committee shall have a quorum if at least three (3) members are present at the meeting. The Committee passes its resolutions by simple majority with the condition that in the case of tie votes the vote of the Chairman shall decide.

3.7. Adoption of resolution without holding a meeting

The Committee may pass resolutions without holding a meeting, in writing, through voting by fax.  Voting by fax shall be initiated by the Committee Chairman, or by any Committee member if a Chairman hasnot yet been elected.Voting by fax shall be valid and the resolution shall be regarded as adopted if at least three (3) Committeemembers returned their signed voting sheets with unanimous votes to the Secretariat.  The Secretariat shall notify in writing the Committee members and when necessary the functional areas whose scope of responsibilities is affected by the resolution, about the adoption of the resolution and the date of its entry into force.

3.8. Invitees to the meeting

In addition to the Committee’s members, such other persons may attend the Committee’s meetings as invitees as may be determined by the Chairman.

3.9. Closed meeting

Upon request of any of its members, the Committee may decide to hold a closed meeting on any issue. Only the Committee members and the invitees specifically invited to the given meeting may attend such closed meeting.

3.10. Minutes

Minutes shall be taken at all Committee meetings. Unless the Committee decides otherwise, a voice recording shall be made of the Committee meetings. The members of the Secretariat shall be responsible for ensuring that such voice recordings are retained in a secure location for not less than [five (5) years]. [Such voice recordings shall be confidential, and shall not be disclosed to any person without the Chairman’s consent, other than to current members of the Committee, to persons who were members of the Committee at the time when a particular recording was made and to persons who attended the meeting of which such recording was made.] The Minutes shall contain the venue and time of the meeting, names of the attendees, agenda, major issues questioned during the discussion of the individual agenda items and responses to the questions, resolutions, number of votes cast on the resolutions, negative votes and abstentions.   The Chairman and the keeper of the Minutes shall sign the Minutes. The authentic Minutes shall be sent to the Committee members and – when necessary – the invitees who attended the meeting of which such Minutes were made.   The authentic Minutes of a closed meeting may be sent to individuals other than the Committee members and invitees to the closed meeting only with the approval of the Chairman.

4. Scope of authorities and responsibilities

The Committee shall, in particular

4.1.          Be directly responsible for the oversight of the work of the Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

4.2.          Make recommendations directly to the General Meeting of shareholders with respect to the appointment, compensation and recall of the Auditor;

4.3.          Prepare the agreement to be entered with the Auditor;

4.4.          Pre-approve the audit and non-audit related services provided by the Auditor to the Company and the related fees, with the exception of fees within the exclusive scope of authority of the General Meeting as set out in Rule 6 below, to ensure that the Auditor’s independence from the Company is maintained;

4.5.          Monitor the reasonableness of audit fees and quality of work performed by the Auditor (e.g. staffing, experience of auditing personnel, man hours expected, timeliness);

4.6.          Monitor enforcement of the Auditor’s professional requirements  and the Auditor’s compliance with the rules regarding conflict of interest, cooperate with the Auditor and, if necessary, propose measures to be taken by the Supervisory Board, the Board of Directors or the General Meeting regarding the Auditor;

4.7.          At least annually, and every time before making a proposal with respect to the election of an Auditor, obtain and review a written report from the Auditor describing (a) the internal quality-control procedures of the Auditor’s firm, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the Auditor’s firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditor’s firm, and any steps taken to deal with any such issues, and (c) all relationships between the Auditor, or a close relative (as defined in the Hungarian Civil Code) of any of the individuals appointed to undertake audit work for the Company or any of its affiliates on behalf of the Auditor or of any of the partners in the Auditor’s firm and (i) the Company or any of its affiliates, or (ii) any member of the Board of Directors, the Supervisory Board or the Management Committee of the Company or any of its affiliates;

4.8.          Review with the Auditor any problems or difficulties regarding the Company’s audit, and the response of the Company’s management to any such problems raised by the Auditor;

4.9.          Facilitate the resolution of any disagreement between the Company’s management and the Auditor with respect to financial reporting;

4.10.        Determine the circumstances in which, and conditions subject to which, employees and former employees of the Auditor may be hired by the Company or its affiliates;

4.11.        Review and evaluate the operation of the financial reporting system and propose necessary measures;

4.12.        Support the work of the Supervisory Board with respect to the proper supervision of the financial reporting system;

4.13.        Review and evaluate (a) financial reports prepared according to the Accounting Act and (b) proposals regarding the acceptance of such reports and the use of after-tax profits prior to their submission to the Supervisory Board;

4.14.        Review and evaluate the financial reports prepared according to International Financial Reporting Standards (“IFRS”) and the Auditor’s audit report, especially in connection with changes to accounting guidelines or practice of the IFRS, accounting adjustments, profitability preconditions, etc.;

4.15.        Meet with the Auditor and the Company’s management to discuss and comment upon the reports referred to in Rules 4.13 and 4.14 above;

4.16.        Review and evaluate the Management Letter;

4.17.        Review and evaluate reports to be submitted to the stock exchanges, the SEC and other financial authorities;

4.18.        Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

4.19.        Review and evaluate the internal audit environment, the internal control environment influencing the preparation of financial reports and the processes applied during the preparation of financial reports and, if necessary, propose measures to be taken by the Supervisory Board or the Board of Directors regarding the preparation of financial reports;

4.20.        Review and evaluate the effectiveness of the internal audit function;

4.21.        Review and evaluate the internal audit workplan;

4.22.        Review and evaluate the report on the activity of the internal audit function;

4.23.        Review and evaluate the first priority (A) internal audit reports on financial subjects;

4.24.        Review, evaluate and, if appropriate, consent to proposals submitted to the Committee by the Board of Directors in relation to the appointment, compensation and recall of the Group Compliance Director, and oversee the work of the Group Compliance Director in accordance with the scope described in the Group Compliance Manual and the related directives and policies.

4.25.        Review, discuss and comment upon the Company’s policies with respect to risk assessment and risk management;

4.26.        Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

4.27.        Review the Committee’s tasks on a yearly basis;

4.28.        If necessary, conduct an independent internal investigation into (a) agreements of, and/or payments made by, the Company, (b) matters that relate to the accuracy and reliability of the books and records of the Company, (c) matters and suspects identified by the Auditor, the Group Compliance Director and/or the internal audit function, and/or (d) matters that relate to the potential liability of the Company and/or any of its employees or officers under the US Foreign Corrupt Practices Act, Sections 258/B to 258/F of the Hungarian Criminal Code, the Exchange Act, the US Sarbanes-Oxley Act of 2002, or (e) any similar legislation in any other relevant jurisdiction;

4.29.        Within the scope of such investigation, (a) inspect, subject to applicable data privacy laws, the books, records, contracts and documents of the Company (including documents in printed and electronic form, including all emails, documents and other data found on the systems and devices of the Company), and (b) interview employees, officers and directors of the Company, or any other third parties, who may have information relevant to the investigation;

4.30.        If necessary, report, subject to applicable data privacy laws, the facts and circumstances giving rise to, and the findings of, such investigation to the Auditor and to competent law enforcement and regulatory authorities (including, without limitation, the Hungarian Financial Supervisory Authority, the SEC, the US Department of Justice and any other authority to whom reporting is necessary under applicable law or otherwise in the interests of the Company);

4.31.        Depending on the findings of such investigation (a) forward remedial actions proposed by management, outside counsel and/or the Committee to the Board of Directors, (b) review and evaluate the implementation of such remedial actions, (c) report its findings with respect to the implementation of such remedial actions to competent law enforcement and regulatory authorities and (d) report its findings to the Auditor; and

4.32.        Complete any other tasks that the Articles of Association assign to the scope of authority of the Committee.

5. External advisors

The Committee may, if it deems necessary for the fulfillment of its duties, engage external advisor(s). In particular, the Committee may engage outside counsel and other advisors to conduct independent investigations referred to in Rule 4.28. above, and to represent the Committee before the authorities.

6. Cost funding

The Company shall provide appropriate funding for the following purposes: (a) fees payable to the independent external auditor responsible for preparing and issuing the audit report, performing other audit, review or attest services for the Company, (b) remuneration of external advisors engaged by the Committeeand (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying outits duties. The Committee shall determine the fees and costs identified in (b) and (c) above at its own discretion, and shall provide the General Meeting with a recommendation with respect to the fees and costs identified in (a) above and within the exclusive scope of authority of the General Meeting.

7. Annual assessment

The Committee shall assess its own performance annually. The self-assessment shall be attached to the Minutes of the meeting during which the Committee performed the self-assessment.

8. Information to the Supervisory Board

The Committee shall report regularly to the Supervisory Board, and at least once a year in writing.  In its reports, the Committee shall provide an overview of its meetings, agenda items and issues discussed,as well as a summary of the essential decisions, actions, recommendations, findings and possibledeficiencies found during its activity.

Final clause

These Rules of Procedure were approved by the Audit Committee at its meeting on February 15, 2008 with its Resolution No. 1/1 (02 15 2008).